CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Watts Industries, Inc.:

We consent to incorporation by reference herein of our report dated February 9, 2001 relating to the consolidated balance sheet of Watts Industries, Inc. and subsidiaries companies as of December 31, 2000 and 1999, and June 30, 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for the year ended December 31, 2000, the six-month period ended December 31, 1999 and the fiscal years ended June 30, 1999 and 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Watts Industries, Inc.

KPMG LLP

Boston, Massachusetts
April 30, 2001